Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 on Form S-8 to Registration Statement No. 333-126353 on Form S-4 of our reports dated March 7, 2005, relating to the consolidated financial statements and consolidated financial statement schedules of Washington Mutual, Inc. and to management’s report on the effectiveness of internal control over financial reporting, appearing and incorporated by reference in the Annual Report on Form 10-K of Washington Mutual, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington

October 3, 2005